STATE OF DELAWARE

                       CERTIFICATE OF AMENDMENT
                   TO CERTIFICATE OF STATUTORY TRUST
                        OF PHOENIX-KAYNE FUNDS


This Certificate of Amendment is being executed as of May
18, 2006 for the purposes of amending the Certificate of Statutory Trust filed with the Secretary of State of the State of Delaware on May 29, 1996 pursuant to the Delaware Statutory Trusts Act, 12 Del. C. Sections 3801 et. seq. (the "Act").

The undersigned hereby certifies as follows:

1.	The name of the statutory trust is Phoenix-Kayne Funds.

2.	The name of the statutory trust shall be amended by
filing a Certificate of Amendment to Certificate of Statutory Trust as follows:

Name:  The name of the statutory trust is Phoenix Asset Trust.

3.	Effective Date and Time: This Certificate of Amendment
to Certificate of Statutory Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, has executed this Certificate of Amendment to Certificate of Statutory Trust as of the day and year first above written.


		By: /s/ Daniel T. Geraci
		Name: Daniel T. Geraci
		Title:   Trustee